Exhibit 99.1

Asure Software Closes Two Strategic Transactions and Updates 2018 Guidance

AUSTIN, TX – April 2, 2018 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, today announced that the Company has closed two strategic transactions.  In conjunction with this announcement, the Company has updated its guidance regarding the impact of the two transactions on its fiscal year 2018 results.

On April 1, 2018, Asure Software purchased Wells Fargo Business Payroll Services’ Evolution HCM client portfolio and also acquired Austin HR located in Austin, Texas, a provider of outsourced human resources (HR), consulting, and professional services around payroll and employee benefits.

“These two new transactions provide us with substantial clients, service offerings and financial synergies.  They are in line with our overall strategy to expand Asure’s footprint nationwide, while providing opportunities to enhance our service offerings and penetrate emerging growth markets,” said Asure Software CEO, Pat Goepel. “The transaction brings over 2,000 clients included within the Evolution HCM client portfolio from Wells Fargo Business Payroll Services, and provides both a natural client and technology synergy. Asure will now be able to provide these clients greater opportunities to streamline their business processes through our proven suite of workforce and workspace solutions.  With the acquisition of Austin HR, we gain the leader in central Texas for HR support services and solutions allowing us to continue to scale and provide coverage at a national level. ”

Goepel continues,“From a revenue standpoint, we will now be able to offer these clients our unified solutions which includes human capital management, time & labor management, workspace utilization, HR consulting services, benefits, cobra and insurance. We will be able to continue to cross-sell our solutions to existing clients, while generating a strong pipeline of revenue opportunities from new clients.”

The transactions are expected to generate approximately $6 million of revenue, in the aggregate, in 2018.

Financial Outlook
“Based on the closing of the two transactions, we are updating our 2018 guidance.  For fiscal 2018, we now expect to achieve revenue of between $85.0 million and $88.0 million up from $79.0 million to $82.0, and non-GAAP EBITDA, excluding one-time items, of between $19.0 million and $22.0 million up from $18.0 to $20.0,” noted Asure CEO, Pat Goepel. More details will be provided on Asure’s first quarter 2018 earnings call.

“These transactions are consistent with our objective of scaling our business both organically and inorganically through strategic acquisitions. We remain focused on achieving our short-term goal of surpassing $100 million in revenue along with non-GAAP EBITDA margins of between 22% to 25%,” commented Goepel.

*Non-GAAP Financial Measures
This press release includes the following financial measure defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA, excluding one-time expenses. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the expenses associated with Asure’s earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure’s business. Asure’s management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure’s business, as it may provide additional insight into Asure’s financial results. See the “Reconciliation of GAAP Net Income/(Loss) to EBITDA Excluding One-Time Expenses” table included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA, excluding one-time expenses, is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings and excluding certain expenses that management believes to be one time in nature and are not expected to recur on a dollar or per share basis. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure’s profitability.

Guidance

Reconciliation of GAAP Net Income (Loss) to EBITDA Excluding One-time Expenses:

$000s	Fiscal 2018
Net Income (Loss)	$(2,200)	to	$(3,000)
Interest	8,000	to	8,500
Tax	500	to	1,000
Depreciation and Amortization	2,750	to	3,300
Amortization of Acquisition Related Intangibles	6,750	to	7,800
Stock Compensation	700	to	900
EBITDA	16,500	to	18,500
One-time expenses	2,500	to	3,500
EBITDA excluding one-time expenses	$19,000	to	$22,000

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enable more than 100,000 clients direct and indirect, worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. For more information, please visit www.asuresoftware.com.

This press release contains forward looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial performance. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “potential,” “predict,” “estimate,” “project,” “believe,” “would” and similar expressions and the negative of those terms. Forward looking statements include but are not limited to statements regarding our strategy, future operations, financial condition, results of operations, projected costs, and plans and objectives of management. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the risks and uncertainties described in our reports and filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available in the future.

Company Contact:
Stacy Zellner, Director of Marketing
888-323-8835 x 3111
szellner@asuresoftware.com

Investor Contact:
Carolyn Bass
Market Street Partners
415-445-3232
cbass@marketstreetpartners.com
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